CERTIFICATE OF INCORPORATION

                                       OF

                              THE HOLT GROUP, INC.


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         FIRST.   The name of this corporation shall be:

                              THE HOLT GROUP, INC.

         SECOND. Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle, Delaware 19805, and its registered agent at such address is Corporation Service Company.

         THIRD. The purpose or purposes of the corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH. The total number of shares of Stock which the Corporation shall have the authority to issue is One Thousand (1,000) shares of common stock and the par value of each of such shares is One Cent ($.01).

         FIFTH.  The name and address of the incorporator is as follows:

                         Jacqueline Y. Eastridge
                         c/o Pepper, Hamilton & Scheetz
                         3000 Two Logan Square
                         Eighteenth and Arch Streets
                         Philadelphia, PA 19103-2799

         SIXTH. In furtherance of and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the By-laws of the corporation.

         SEVENTH. Election of directors need not be by ballot, unless the By-laws of the corporation shall so provide.

         EIGHTH.  This section has been deleted.


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         NINTH:  No director of the corporation shall be personally liable to the corporation or to any stockholder of the corporation for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

         Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a Director of the corporation existing at the time of such repeal or modification.

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